Execution Version

Schedules have been omitted from this exhibit because such schedules are (i) not material and (ii) would likely cause competitive harm to the company if publicly disclosed.

FIFTEENTH AMENDMENT TO MASTER LEASE AGREEMENT

THIS FIFTEENTH AMENDMENT TO MASTER LEASEAGREEMENT (“Amendment”) is made effective as of January 1, 2019 (and shall be retroactive to January 1, 2019, even if actually executed and delivered on a later date), between LGP REALTY HOLDINGS LP (“LGPRH”) and Lehigh Gas Wholesale Services, Inc. (“LGWS,” and together with LGPRH, “Landlord”), and Lehigh Gas-Ohio, LLC, now known as Dunne Manning Stores LLC (“Tenant”). LGPRH, LGWS, and Tenant are hereinafter referred to individually as a “Party” and collectively as “Parties”.  Capitalized terms not defined herein are used as defined in the Lease.

WHEREAS, on May 28, 2014, the Parties entered into a Master Lease Agreement, effective June 1, 2014, as amended from time to time (as so amended, the “Lease”); and

WHEREAS, Tenant is a party to that certain PMPA Franchise Agreement, by and between Tenant and Lehigh Gas Wholesale LLC (“LGW”), effective as of October 30, 2012 (as amended, the “PMPA Agreement”); and

WHEREAS, Tenant and LGW are entering into an amendment to the PMPA Agreement (the “Second PMPA Amendment”) as of the date hereof; and

WHEREAS, Landlord and Tenant now desire to amend certain provisions of the Lease as set forth more fully below;

NOW THEREFORE, incorporating the foregoing recitals, and in consideration of the promises contained herein, and the mutual benefits to be derived therefrom, the receipt and legal sufficiency of which are acknowledged, the Parties hereby agree as follows:

1.Severed Leased Premises. Pursuant to Section 23(a) of the Lease, Tenant hereby severs each of the seventeen Leased Premises listed on Exhibit A hereto (the “Severed Leased Premises”), according to the terms set forth herein.

a.Landlord shall repossess the Severed Leased Premises, and Tenant shall vacate such Severed Leased Premises, as of the date which is thirty (30) days after Landlord provides notice that Tenant should vacate, unless earlier if agreed to by Tenant (such date being the “Severance Date” as to each of the Severed Leased Premises). Beginning on January 1, 2019, and until the Severance Date for each of the Severed Leased Premises, Tenant shall continue operations and the terms of the Lease shall remain in effect at the Severed Leased Premises, except as otherwise set forth in the following provisions of this Section 1.

b.Effective as of April 1, 2019, to the extent Tenant has not vacated all of the Severed Leased Premises, Tenant shall operate such remaining Severed Leased Premises without any obligation to pay Basic Rent, Additional Rent, Impositions, or any other payments which may otherwise have been due to Landlord under the Lease, and Tenant shall have no such obligations for the remainder of the time Tenant continues in possession of the Severed Leased Premises.

c.Effective as of July 1, 2019, if Tenant has not vacated all of the Severed Leased Premises, Landlord shall pay to Tenant a monthly management fee for each Severed Leased Premises that Tenant continues to operate (such payment being the “Post-Severance Management Fee”). The Post- Severance Management Fee for each such Severed Leased Premises shall be due to Tenant as of the first day of each month that Tenant continues to operate such Severed Leased Premises. If Tenant vacates any of the Severed Leased Premises during a month in which Landlord has paid a Post- Severance Management Fee for such month, the amount of the fee shall be pro-rated accordingly.

d.Beginning July 1, 2019, the Post-Severance Management Fee shall be Ten Thousand Dollars ($10,000.00) for each of the Severed Leased Premises that Tenant continues to operate. Beginning August 1, 2019, the Post- Severance Management Fee shall be Twenty Thousand Dollars ($20,000.00) for each of the Severed Leased Premises that Tenant continues to operate. For each month thereafter, beginning September 1, 2019, the Post-Severance Management Fee shall increase by an additional Five Thousand Dollars ($5,000.00) per month for each of the Severed Leased Premises that Tenant continues to operate.

2.Remaining Severs and Recaptures. Notwithstanding any provision of the Lease to the contrary, the Parties hereby agree that:

a.from the date of this Amendment until the Expiration of the Lease, Tenant shall have the right to sever up to Twenty (20) additional Leased Premises (not including the Severed Leased Premises hereunder) pursuant to Section 23(a), and Landlord shall have the right to recapture Eight (8) additional Leased Premises pursuant to Section 23(b); and

b.neither Tenant nor Landlord shall exercise any of their remaining severance or recapture rights under Section 23 during the calendar year of 2019; and

c.before exercising any right of severance or recapture pursuant to Section 23 (other than the Severed Leased Premises under this Amendment), Tenant or Landlord shall provide not less than 180 days’ notice to the other Party.

3.Rent. Beginning April 1, 2019, the aggregate amount owed by Tenant to Landlord in Basic Rent pursuant to the Lease shall be $4,868,784. Schedule 1 to the Lease, setting forth the allocation of Basic Rent among the Leased Premises, is hereby amended and restated in its entirety, according to the Schedule 1 attached as Exhibit B hereto.

4.Capital Investment; Maintenance and Repair.

a.During calendar year 2019, Landlord shall make One Million Two Hundred Fifty Thousand Dollars ($1,250,000.00) (the “Landlord Capital Investment”), in the aggregate, in capital expenditures to pay for upgrades to the Improvements or Equipment at certain Leased Premises (such Leased Premises being the “Upgrade Sites”). During the first half of 2019, Landlord and Tenant shall mutually agree upon (i) the Leased Premises that will be Upgrade Sites, (ii) the proposed projects or scopes of work that shall be completed using the Landlord Capital Investment funds, and (iii) the contractor and/or service provider who will perform the work. If Landlord exercises any right of recapture pursuant to Section 23(b) for any Upgrade Site within five (5) years of the date of this Amendment, Landlord shall re- invest that portion of the Landlord Capital Investment allocated to such recaptured Upgrade Site in Improvements or Equipment of another Leased Premises upon the same terms and conditions set forth in clauses (i) through (iii) of the preceding sentence. In consideration of the Landlord Capital Investment, together with the regular payment of Basic Rent for December 2019, Tenant shall pay an additional Thirty-One Thousand Dollars ($31,000.00) in Basic Rent, which shall be allocated to the Upgrade Sites pro rata in proportion to the portion of the Landlord Capital Investment made at respective Upgrade Sites.

b.Effective January 1, 2019, Landlord is released from any obligation under Section 11(a)(iii) of the Lease to maintain, repair, or replace any dispensing equipment located at any of the Leased Premises. Tenant hereby completely waives and releases Landlord from any past, present or future obligations to maintain, repair, or replace any dispensing equipment located at any of the Leased Premises under Section 11(a)(iii) of the Lease (or any other provision of the Lease requiring Landlord to maintain, repair or replace the dispensing equipment located at any of the Leased Premises), all of which shall be of no further force and effect. For the avoidance of doubt, except as specifically altered by this subsection 4.b., Landlord retains all other obligations under Section 11(a)(iii) of the Lease, and shall retain the obligation (whether under Section 11(a)(iii) or any other provision of the Lease) to maintain, repair, or replace any underground storage tank(s) and any lines or other appurtenances connected thereto (other than dispensing equipment).

c.The “Maintenance Schedule” attached hereto as Exhibit C shall be effective as of the date of this Amendment.

d.The “Invoice Reconciliation Schedule” attached hereto as Exhibit D shall be effective as of the date of this Amendment.

5. 7-Eleven Sites.

a.Effective January 1, 2019, Tenant shall have no further rights or obligations with respect to the following convenience retail and car wash sites branded by 7-Eleven, Inc. and operated by franchise dealers:

Site ID	PC #	Address
OH0052	287	29775 Clemens Road,Westlake,OH, USA
OH0077	260	8200 Columbia Rd, Olmsted Falls,OH, USA
OH0088	n/a	10300 Brookpark Road, Brooklyn, OH
OH0095	280	32393 Lorain Rd, North Ridgeville,OH, USA
OH0100	289	30812 Detroit Rd ,Westlake,OH, USA

b.For any of the remaining eight (8) 7-Eleven, Inc.-branded sites identified on Exhibit E hereto, Landlord and Tenant may in the future mutually agree to terminate Tenant’s rights and obligations upon such terms and conditions as the parties may mutually agree at the time, or Landlord may exercise one of its rights of recapture pursuant to Section 23(b), as such rights are modified by the terms of this Amendment.

6.Tenant Payments. Before the end of the second quarter of 2019, Tenant shall pay to Landlord the aggregate amount of Two Hundred Seventy Thousand Dollars ($270,000.00) in complete net settlement of the past due amounts due by Landlord and Tenant to each other listed on Exhibit F attached hereto. Each party hereby acknowledges and agrees that, upon the making and receipt of such payment, neither party is owed any amount from the other that is past due under the Lease. The parties also agree that, upon the making and receipt of such payment, Tenant shall be deemed to have relinquished its claim that it has any ownership interest in, or right to possess or use, any of the electric generators or trailers located in Florida that are listed on Exhibit G hereto.

7.Except as provided herein, nothing herein shall in any way modify or affect any terms, conditions, rights, or obligations set forth in the Lease. The Parties also agree that this Amendment shall not, except as specified in this Amendment, affect any claims or defenses they may have under the Lease, and shall not operate to revive any claim.

8.This Amendment may be executed in one or more original or facsimile counterparts, each of which shall be deemed an original, but also which together will constitute one and the same instrument.

9.Nothing in this Amendment constitutes an admission for any purpose, nor is the Amendment admissible in evidence in any proceeding other than a proceeding to enforce this Amendment or the Lease.

10.All notices required or permitted to be given or made pursuant to this Amendment shall be deemed to have been duly given or made if delivered personally, or sent overnight  courier  delivery or  by telecopy  or  similar  facsimile  transmission  (and confirmed in writing thereafter), or mailed by prepaid registered or certified mail, return receipt requested, to the other Party at the respective address set for the below (or to such other address as a Party shall designate for itself by written notice given or made in accordance herewith):

If to Landlord:

600 Hamilton Street, Suite 500

Allentown, PA 18101

Attn: Director of Real Estate

(copy to: Director of Dealer Support)

If to Tenant:

Dunne Manning Stores LLC

645 Hamilton Street, Suite 500

Allentown, PA 18101

Attn: President

11.This Amendment shall be construed and enforced in accordance with the internal laws of the State or Commonwealth where the Leased Premises is located without regard to its conflict of law provisions.

12.This Amendment is integrated and may not be amended, changed or modified in any manner, except by an instrument in writing signed by each of the Parties hereto or by their duly authorized representative.

13.Unless defined herein, all capitalized terms in this Amendment shall have the same meaning provided for such terms in the Lease.

14.Except as set forth in this Amendment, the Lease is unaffected and shall continue in full force and effect in accordance with its terms. If a conflict between this Amendment and the Lease exists, the terms of this Amendment shall control.

15.Each of the undersigned represents and warrants that they have the requisite authority to enter into and bind the Party it represents to the terms and conditions of this Amendment.

16.No provision of this Amendment shall be interpreted for or against any Party because that Party or its legal representative participated in the drafting of such provision.

17.This Amendment shall be binding upon, and shall insure to the benefit of the successors and assigns of the Parties.

18.The parties agree to execute such further documents and instruments and to take such further actions as may be reasonably necessary to carry out the purposes and intent of this Amendment.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, Landlord and Tenant have caused this Fifteenth Amendment to be executed as of the day and year first above written.

LANDLORD:

LGP REALTY HOLDINGS GP LLC

The General Partner of

LGP REALTY HOLDINGS LP

By: _/s/ Gerardo Valencia

Name: Gerardo Valencia

Title: President

LEHIGH GAS WHOLESALE SERVICES, INC.

By: _/s/ Gerardo Valencia

Name: Gerardo Valencia

Title: President

TENANT:

DUNNE MANNING STORES LLC

By: /s/ Charles Nifong

Name: Charles Nifong

Title: President